EXHIBIT 10.3

Private – Confidential

Eugenio Lopez Barrios

USA

12 May, 2005

Additional Compensation

Dear Mr. Lopez Barrios,

Pursuant to Section 4 of your Employment Agreement with Jafra Cosmetics International, Inc. (“Jafra”), you are eligible for bonus compensation in accordance with the terms of the Bonus Plan in effect from time to time. Please be advised that the terms of the Bonus Plan have been amended as follows as from 1st January, 2005:

•	If during the fiscal year Jafra achieves 100% of Net Activity target established by the Board for that fiscal year, (the “Net Activity Target”), you will be entitled to a bonus equal to 60% of your base salary.

•	If the Company achieves 85% of the Net Activity Target, you are entitled to a bonus equal to 36% of your base salary.

•	If Jafra achieves more than 85% of the Net Activity Target, but less than 100% of the Net Activity Target, you are entitled to a bonus equal to the sum of (1) 36% of your base salary and (2) 1.5% of your base salary for each 1% that Jafra exceeds 85% of such Net Activity Target.

•	If Jafra achieves more than 100% of the Net Activity Target, you are entitled to a bonus equal to the sum of (1) 60% of your base salary and (2) $1,000 for each $10,000 of Net Activity achieved by Jafra in excess of 100% of the Net Activity Target, and (3) $250 for each $10,000 of Net Activity achieved by Jafra in excess of 125% of the Net Activity Target, provided that the Net Activity achieved by Jafra for purposes of the calculation under clause (2) and (3) above will be determined after deduction of the amount payable to you pursuant to that clause (2) and (3).

•	If the Net Activity achieved by Jafra is less than 85% of the Net Activity Target, you are ineligible for any bonus.

For purposes of this bonus plan, Net Activity equals Total Net Activity as that term is defined the Rules of Vorwerk Management Reporting as of July 2004. The bonus payable to you under this bonus plan will be paid in a lump sum no later than 30 days following receipt by the Board of Jafra’s audited consolidated financial statements for the relevant fiscal year. The above-described bonus plan is subject to modification by the Company each year at its sole discretion.

Yours sincerely,

/s/ Ronald B. Clark

Agreed:

Date/Place: Mexico City, Mexico, May 20, 2005

/s/ Eugenio Lopez Barrios

Eugenio Lopez Barrios